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                                                                     Exhibit 8.1
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                                                        October 7, 1999

To the Parties Listed on Schedule I:

          Re:  IKON Receivables, LLC Lease Backed Notes, Series 1999-2
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Ladies and Gentlemen:

          We have acted as special tax counsel in connection with the issuance of $235,326,000 aggregate principal amount of 6.14125% Class A-1 Lease-Backed Notes, Series 1999-2, $51,100,000 aggregate principal amount of 6.31% Class A-2 Lease-Backed Notes, Series 1999-2, $100,000,000 aggregate principal amount of 6.59% Class A-3a Lease-Backed Notes, Series 1999-2, $240,891,000 aggregate principal amount of Variable Rate Class A-3b Lease-Backed Notes, Series 1999-2, and $72,278,000 aggregate principal amount of 6.88% Class A-4 Lease-Backed Notes, Series 1999-2 (collectively, the "Notes") by IKON Receivables, LLC (the "Issuer") pursuant to an Indenture, dated as of October 1, 1999 (the "Indenture") among the Issuer, IOS Capital, Inc., as servicer, and Harris Trust and Savings Bank, as indenture trustee (the "Indenture Trustee"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

  We have examined the question of whether the Notes will be treated as indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of special tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

          In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. No transaction closely comparable to the transactions contemplated by the Indenture has been the subject of any Treasury regulation, revenue ruling, or judicial decision. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of
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indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

  Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, including certain representations and presentations of factual data provided to us by the underwriter, we are of the opinion that for federal income tax purposes:

          1. The Notes will be treated as indebtedness for federal income tax purposes because (i) the characteristics of the transaction strongly indicate that in economic substance, the transaction is the issuance of indebtedness;
(ii) the form of the transaction is an issuance of indebtedness; and (iii) the parties have stated unambiguously their intention to treat the transaction as an issuance of indebtedness for all applicable tax purposes.

          2. Assuming compliance with the terms of the Transaction Documents, the Issuer will not be treated as an association (or a publicly traded partnership) taxable as a corporation for federal income tax purposes.

          3. The statements in the Prospectus under the heading "Material Federal Income Tax Considerations" accurately describe the material federal income tax consequences to the holders of the Notes.

          Our opinion contained herein is rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof.

          This opinion is furnished by us as special tax counsel in connection with the issuance of the Notes occurring on the date hereof and is solely for the benefit of the addressees hereto, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

                              Very truly yours,

                              /s/ Dewey Ballantine LLP

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                                   SCHEDULE I

IKON Receivables, LLC
1738 Bass Road
Macon, Georgia 31208

Lehman Brothers, Inc.,
 as Representative of the Underwriters
Three World Financial Center
200 Vesey StreetNew York, New York  10285

Harris Trust and Savings Bank, as Trustee
311 West Monroe Street, 12th Floor
Chicago, Illinois 60606



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